Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert A. Olins, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his hand this 31st day of May, 2006

Signature	Title	Date

/s/ LAWRENCE J. MATTESON Lawrence J. Matteson	Chairman of the Board of Directors	May 31, 2006

/s/ ROBERT C. MUNRO Robert C. Munro	Director	May 31, 2006

/s/ CLAUDE PIAGET Claude Piaget	Director	May 31, 2006